EXHIBIT 99.1

Berkshire Hills Bancorp Announces “BEST Community Comeback” – $5 Billion Multi-Year ESG Commitment to Fuel Resilience in Local Communities

Boston – September 15, 2021 – Berkshire Hills Bancorp, Inc. (NYSE: BHLB), the parent company of Berkshire Bank, a socially responsible community-dedicated bank with branch locations in New England and New York, announced that the Bank will lend and invest $5 billion over the next three years to help strengthen local communities.

Berkshire's appropriately named “BEST Community Comeback" is a multi-year plan that will focus on strengthening communities in four key areas: fueling small businesses, community financing and philanthropy, financial access and empowerment, and funding environmental sustainability.

Additionally, 2021 marks Berkshire Bank’s 175th year as a financial institution that was started by and for the American worker. In May, Berkshire Bank announced its BEST (Berkshire’s Exciting Strategic Transformation) plan to improve the customer experience, deliver profitable growth, enhance stakeholder value and further strengthen its community impact. The BEST Community Comeback integrates with the Company’s overall transformation plan highlighting the power of the Bank to effect real and positive change in communities.

“We believe that building stronger communities requires a better approach to banking,” said Nitin J. Mhatre, CEO of Berkshire Bank. “Our vision is to be the leading socially responsible community bank in the New England and Eastern New York region. Our BEST Community Comeback highlights our purpose, delivers on our vision and will empower our communities to realize their full potential.”

Berkshire Bank’s $5 billion lending and investment commitment will be distributed through strategic, focused investments and programs across the following initiatives:

•	Fueling small businesses:
•	$1.5B in small business lending
•	Targeted programming including financial coaching and technical assistance

•	Community financing and philanthropy:
•	$2.5B in mortgage lending
•	$15MM in community contributions
•	$3MM equivalent in employee volunteer time

•	$50MM in socially responsible investments under management

•	Financial inclusion and access:
•	$2.5B in lending in low & moderate income neighborhoods
•	$200MM in lending for minority mortgage borrowers
•	300,000 people impacted with financial wellness programming
•	200,000 socially responsible customer bank accounts

•	Environment:
•	$300MM in lending for low-carbon projects
•	100 percent renewable electricity usage
•	Reduction in Green House Gas (GHG) emissions

“We’re thrilled to have worked closely with Berkshire Bank for the past five years, providing hundreds of the region’s diverse small businesses with executive education, technical assistance, coaching, and access to capital,” said Steve Grossman, CEO of the Initiative for a Competitive Inner City (ICIC). “Their unwavering commitment to inclusive economic prosperity has helped create good-paying jobs where they’re needed most, promoting equitable outcomes, and strengthening community resilience. This extraordinary investment will have a transformational impact on our most under-resourced communities in the months and years ahead.”

As a kickoff to the Bank’s “BEST Community Comeback,” today all Berkshire Bank branches will close at 12 noon for the Bank’s annual “Xtraordinary Day of Service.” Berkshire Bank employees will be deployed in a virtual setting, volunteering for causes that support the small business ecosystem, equity and inclusion and basic community needs.

“Xtraordinary Day is a way for our employees to bring our purpose to life and illustrate our mission in a tangible way across our footprint,” said Mhatre. “Volunteering together strengthens communities and underscores our partnership with the organizations and people around us.”

During Xtraordinary Day, Berkshire will partner with Common Impact to host a virtual non-profit Pitch Competition where employee volunteers will use their professional skills to help solve challenges facing several non-profits, including the Rhode Island Black Business Association and the National Conference for Community and Justice.

“We recognize that support is needed in so many ways, even more so now given the events of the last eighteen months,” said Mhatre. “At Berkshire Bank, we stand steadfast in our commitment to harness the collective power of our entire company to help our communities come back stronger than ever before. We’ll see more businesses and jobs being created. We’ll see opportunities for more families to achieve the dream of owning a home for the first time. We’ll see neighborhoods transformed and our communities become more environmentally efficient and eco-friendly. All because of the collective actions of Berkshire, our employees, customers, shareholders and community partners.”

Additional information on Berkshire’s BEST Community Comeback can be found at berkshirebank.com/comeback.

ABOUT BERKSHIRE HILLS BANCORP
Berkshire Hills Bancorp is the parent of Berkshire Bank, which is transforming what it means to bank its neighbors socially, humanly, and digitally to empower the financial potential of people, families, and businesses in its communities as it pursues its vision of being the leading socially responsible omni-channel community bank in the markets it serves. Berkshire Bank provides business and consumer banking, mortgage, wealth management, and investment services. Headquartered in Boston, Berkshire has approximately $11.7 billion in assets and operates 107 branch offices in New England and New York, and is a member of the Bloomberg Gender-Equality Index. To learn more, call 800-773-5601 or follow us on Facebook, Twitter, Instagram, and LinkedIn.

FORWARD-LOOKING STATEMENTS
This document contains "forward-looking statements" within the meaning of section 27A of the Securities Act of 1933, as amended, and section 21E of the Securities Exchange Act of 1934, as amended. You can identify these statements from the use of the words "may," "will," "should," "could," "would," "plan," "potential," "estimate," "project," "believe," "intend," "anticipate," "expect," "target" and similar expressions. There are many factors that could cause actual results to differ significantly from expectations described in the forward-looking statements. For a discussion of such factors, please see Berkshire's most recent reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission and available on the SEC's website at www.sec.gov. Accordingly, you should not place undue reliance on forward-looking statements, which reflect our expectations only as of the date of this document. Berkshire does not undertake any obligation to update forward-looking statements.

###
Media Contact:
Meredith Fletcher
mfletcher@missionandcause.com
(404) 316-8330

Investor Relations Contacts:
Kevin Conn, SVP, Investor Relations & Corporate Development
Email: KAConn@berkshirebank.com
Tel: (617) 641-9206

David Gonci, Capital Markets Director
Email: dgonci@berkshirebank.com
Tel: (413) 281-1973